Exhibit (d)30

                                 ALLEGIANT FUNDS
                FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This FIRST AMENDEMENT TO INVESTMENT ADVISORY AGREEMENT (the "First Amendment") dated as of October 1, 2008, by and between ALLEGIANT FUNDS, a Massachusetts business trust, located in King of Prussia, Pennsylvania (the "Trust") and ALLEGIANT ASSET MANAGEMENT COMPANY, located in Cleveland, Ohio (the "Adviser").

      WHEREAS, the parties have entered into an Advisory Agreement dated December 3, 2002 with respect to the Trust's Short Duration Bond Fund (the "Investment Advisory Agreement"); and

      WHEREAS, the names of the parties to the Investment Advisory Agreement have changed; and

      WHEREAS, the Board of Trustees of the Trust have approved certain reductions in fees payable with respect to the Short Duration Bond Fund;

      NOW, THEREFORE, it is agreed among the parties hereto as follows:

      1. NAME OF THE PARTIES. All references to Armada Funds and National City Investment Management Company in the Investment Advisory Agreement shall be deemed to refer to Allegiant Funds and Allegiant Asset Management Company, respectively.

      2. NAME OF PORTFOLIOS. All references to the Short Duration Fund in the Investment Advisory Agreement shall be deemed to refer to the Ultra Short Bond Fund.

      3. COMPENSATION. The first paragraph of Section 8 of the Investment Advisory Agreement is amended and restated in its entirety to read as follows:

      "8. COMPENSATION. For services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Funds and the Adviser will accept as full compensation therefore fees, computed daily and paid monthly, at the following rates: 0.20% of the average daily net assets of the Ultra Short Bond Fund."

      4. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

      5. MISCELLANEOUS. Except to the extent expressly amended by this First Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this First

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Amendment. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      ALLEGIANT FUNDS

                                      By:    /s/ Kathleen T. Barr
                                             ----------------------------
                                      Title: Chief Administrative Officer

                                      ALLEGIANT ASSET MANAGEMENT COMPANY

                                      By:    /s/ Joseph C. Penko
                                             ----------------------------
                                      Title: Managing Director